EXHIBIT 99.1

FOR IMMEDIATE RELEASE October 27, 2022	CONTACT: Brian Finnegan (212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES THIRD QUARTER 2022 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2022.

“At the recent Listening Sessions for the Federal Housing Finance Agency’s FHLBank System at 100: Focusing on the Future initiative, members from across the System and the FHLBNY spoke of the critical nature of Home Loan Bank liquidity and the importance of the reliability of our cooperatives,” said José R. González, president and CEO of the FHLBNY. “As our members have increasingly looked to the FHLBNY as a trusted and stable funding partner amid the volatility in the markets, our results for the third quarter reflect that we have consistently answered the call.”

Highlights from the third quarter of 2022 include:

•	Net income for the quarter was $129.5 million, an increase of $63.7 million, or 96.8%, from net income of $65.8 million for the third quarter of 2021. Net interest income for the quarter was $168.8 million, an increase of $39.0 million, or 30.0%, from $129.8 million in the third quarter last year. The increase in Net interest income was driven primarily by the impact of higher market interest rates and larger earning asset balances; average advances balances were $11.2 billion higher than the prior year period. Non-interest income increased by $32.6 million compared with the third quarter of 2021, driven primarily by an increase in fair value of derivatives and instruments held under the fair value option. These gains were largely offset by declines in fair value of U.S. Treasury securities held for liquidity purposes as interest rates increased.

•	Return on average equity (“ROE”) for the quarter was 7.39% (annualized), compared to ROE of 3.95% for the third quarter of 2021.

•	As of September 30, 2022, total assets were $130.1 billion, an increase of $24.7 billion, or 23.4%, from total assets of $105.4 billion at December 31, 2021. As of September 30, 2022, advances were $91.9 billion, an increase of $20.3 billion, or 28.4%, from $71.5 billion at December 31, 2021. The increase in advances balances is a result of the current economic environment, as members experience heightened deposit volatility and strong loan growth, and are enhancing liquidity positions.

•	As of September 30, 2022, total capital was $7.2 billion, an increase of $0.8 billion from total capital of $6.4 billion at December 31, 2021. The FHLBNY’s retained earnings increased during the quarter by $97.6 million to $2.0 billion as of September 30, 2022, of which $1.1 billion was unrestricted retained earnings and $0.9 billion was restricted retained earnings. At September 30, 2022, the FHLBNY met its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $14.4 million from its third quarter 2022 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2022 with the U.S. Securities and Exchange Commission by November 10, 2022.

Selected Balance Sheet Items (dollars in millions)
	September 30,	December 31,
	2022	2021	Change

Advances	$91,871	$71,536	$20,335
Mortgage loans held for portfolio	2,136	2,320	(184)
Mortgage-backed securities	15,086	14,693	393
Liquidity assets	19,078	14,948	4,130
Total assets	130,130	105,358	24,772

Consolidated obligations	121,204	97,026	24,178
Capital stock	5,331	4,501	830
Unrestricted retained earnings	1,149	1,104	45
Restricted retained earnings	880	827	53
Accumulated other comprehensive income	(177)	14	(191)
Total capital	$7,183	$6,446	$737

Capital-to-assets ratio (GAAP)	5.52%	6.12%
Capital-to-assets ratio (Regulatory)	5.66%	6.11%

2

Operating Results (dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change

Total interest income	$806.3	$227.4	$578.9	$1,415.0	$757.2	$657.8
Total interest expense	637.8	99.2	538.6	977.7	327.3	650.4
Net interest income	168.5	128.2	40.3	437.4	429.9	7.5
Provision (Reversal) for credit losses	(0.3)	(1.6)	1.3	(0.4)	(4.6)	4.2
Net interest income after provision for credit loss	168.8	129.8	39.0	437.8	434.5	3.3
Non-interest income (loss)	24.0	(8.6)	32.6	(4.2)	(50.9)	46.7
Non-interest expense	48.9	48.1	0.8	141.4	147.3	(5.9)
Affordable Housing Program
assessments	14.4	7.3	7.1	29.3	23.6	5.7
Net income	$129.5	$65.8	$63.7	$262.9	$212.7	$50.2

Return on average equity	7.39%	3.95%		5.31%	4.07%
Return on average assets	0.40%	0.23%		0.30%	0.23%
Net interest margin	0.52%	0.45%		0.50%	0.46%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of September 30, 2022, the FHLBNY serves 311 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

# # #

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

3